Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-203607
November 29, 2016

OVERSTOCK.COM, INC.

Overstock.com, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (File No. 333-203607) (the “Registration Statement”), which became effective on December 9, 2015. On November 14, 2016 the Company filed a prospectus supplement (the “Prospectus Supplement”) with the SEC relating to the Registration Statement.  The Company encourages investors to read the Prospectus Supplement and the related prospectus, which are available for free as described below.

On November 29, 2016 the Company held an investor education event to discuss its ongoing rights offering, and posted the slides for the presentation to the Investor Relations portion of the Company’s website.  The slides follow.

Investor Education Session November 2016

Safe Harbor 2 The information presented herein may contain forward-looking statements. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-Q for the quarter ended September 30, 2016 which was filed with the Securities and Exchange Commission on November 3, 2016. These and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements. Overstock.com, Inc. has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement Overstock.com, Inc. has filed with the SEC for the securities offered pursuant to the registration statement, and other documents that Overstock.com, Inc. has filed or files in the future with the SEC for more complete information about Overstock.com, Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Overstock.com, Inc. will arrange to send you the prospectus if you request it by calling 1-801-947-5409.

3 Retail Business

IPACE INFORMATION PRICE CONVENIENCE ASSORTMENT ENTERTAINMENT 4

5 Assortment, Price & Convenience Price Convenience Assortment

6 Wayfair Comparison – Ad Spend / Visit Note: Ad Spend data source: Overstock and Wayfair 10-Q’s; Visit data source: Hitwise

7 Wayfair Comparison – Daily Market Share Note: Visit data source: Hitwise Daily Market Share (by visits)

8 Blockchain / FinTech

Medici - Emerging Structure


MEDICI VENTURES INC
t0
SPEEDROUTE
t0 TECHNOLOGIES
DATA IFX
R4
PRO SECURITIES
PEER NOVA
BITT
IDENTITY MIND
SETTLEMINT

t0's platform integrates cryptographically secure distributed ledgers with existing market processes to reduce settlement time and costs, increase transparency, efficiency, and availability for multiple asset classes.

OSTK Ownership: 81%

PeerNova builds immutable systems for large scale commercial applications.

Investment: $5M
Ownership: 7.5%

The Bitt wallet provides a quick, secure and easy way to manage your funds; giving you freedom to do more with your money.

Investment: $4M
Ownership: 11.4%

IdentityMind's mission is to construct electronic identities and infuse integrity back into the global market of digital commerce.

Investment: $1.2M
Ownership: 5.0%

SettleMint seeks to develop blockchain solutions for voting and land titling.

Investment: €0.3M
Ownership: 30%

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t0 - The March Towards the First Public Blockchain Equity Offering

- October 2014 – Announcement of Medici
- June 2015 – Cryptobond I
- August 2015 – Cryptobond II
- August 2015 – Announcement of SpeedRoute Acquisitions
- December 2015 – S-3 Declared Effective
- March 2016 – Computershare as Transfer Agent for Digital Securities
- April 2016 – Georgeson as Information Agent
- September 2016 – Keystone as Broker-Dealer
- October 2016 – ETC as Custodian
- November/December 2016 – First Public Blockchain Equity Offering
  - November 10 – Record Date
  - November 15 – Subscription Period Begins
  - December 6 – Subscription Period Ends

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11 Rights Offering

12 Blockchain Voting Series A Preferred Will trade only on PRO Securities ATS utilizing the t0 platform Investor must open online brokerage account with Keystone To open a Keystone account, go to https://kccbd.t0.com All access to Series A is through a Keystone account Digital “wallets” are created in connection with opening a Keystone account Wallet addresses and entire trading history will be public through t0 website Same day settlement of trades Restrictions on ownership: Only U.S. residents meeting the requirements Shares may be held only in the name of beneficial owner No “street name” or other nominee accounts Substantially similar to our common stock Plus a preferential right to an annual dividend of 1.0% of the subscription price

13 Blockchain Voting Series A Preferred (cont.) OSTK may redeem the Series A for three years OSTK may convert Series A into Series B at any time No minimum subscription Trading may be limited To exercise subscription rights, see https://www.mydigitalshares.com For help with subscription process, copies of documents and any questions Information Agent: Georgeson at 866-432-2791 or Overstock@Georgeson.com Read Prospectus Supplement before investing

14 Voting Series B Preferred Traditional (non-digital) shares otherwise identical to the Series A OSTK may redeem the Series B for three years Expected to trade in the OTC market and be quoted on OTCQB Not subject to the restrictions on ownership that apply to the Series A No minimum subscription Trading may be limited For help with subscription process, copies of documents and any questions Information Agent: Georgeson at 866-432-2791 or Overstock@Georgeson.com Read Prospectus Supplement before investing

15 Secondary Market for Series A Preferred If you do not hold Overstock common shares, but would like to participate in the secondary market for Series A preferred shares, you must open a Keystone brokerage account at https://kccbd.t0.com. Secondary trading begins December 16

16 General Corporate Information

17 Q3 and YTD 2016 Highlights Q3 and YTD 2016 results include pre-tax charges of $3.9M related to impairment of an international minority investment we hold and bad debt expense for accounts receivable owed to us from this entity. 2016 Highlights Q3 2016 YTD 2016 revenue growth 13% 8% gross profit growth 10% 5% gross margin 18.1% 18.3% operating income ($5.0M) $7.3M pre-tax income ($3.9M) $16.7M ostk retail ($0.9M) $25.9M medici ($3.0M) ($9.2M) net income ($3.1M) $9.4M operating cash flow (TTM) $75.5M

Quarterly Revenue and Growth



($,000)
500,000
450,000
400,000
350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
40%
35%
30%
25%
20%
15%
10%
5%
0%
352,991
391,211
441,564
17%
11%
13%
Q3-14
Q4-14
Q1-15
Q2-15
Q3-15
Q4-15
Q1-16
Q2-16
Q3-16
Revenue ($)
Revenue growth (yoy)

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19 * Non-GAAP: Free Cash Flow = Cash Flow from Operations less Expenditures for Fixed Assets. Operating and Free Cash Flow* (TTM) ($,000) 69,365 44,930 75,477 32,724 (7,253) (37) 12,788 28,346 49,999 (20,000) (10,000) 0 10,000 20,000 30,000 40,000 50,000 60,000 70,000 80,000 90,000 Q3-14 Q4-14 Q1-15 Q2-15 Q3-15 Q4-15 Q1-16 Q2-16 Q3-16 Cash flow from operations (TTM) Free cash flow* (TTM) Cash paid for new headquarters construction (TTM)

Senior Management

Name / Position	Years with Overstock	Previous Experience
Dr. Patrick Byrne CEO	17	Centricut, LLC; Fechheimer Brothers, Inc.
Jonathan Johnson III President, Medici	14	TenFold Corp; Milbank, Tweed, Hadley & McCloy
Saum Noursalehi President, Retail	11	Utah Admin.Office of Courts; Brooks Automation
Robert Hughes SVP, Finance & Risk Management	8	TenFold Corp; Oracle; KPMG
Vidya Jwala SVP, Demand Fulfillment	0	Walmart; Tractor Supply Co; Lowe's; Jo-Ann Stores
JP Knab SVP, Demand Creation	10	USWF; 1-800 Contacts; Phonex Broadband
Carter Lee SVP, Technology	15	Hospice of the Valley; Motherboard Discount Center
Natalie Malaszenko SVP, Marketing	1	Omni Hotels & Resorts; Hewlett Packard; Petco; Dell
Brian Popelka SVP, Customer & People Care	14	Citadel Communications; Disney Corp.

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21 Questions? Follow Us On

About Overstock.com

Overstock.com, Inc. (NASDAQ:OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, rugs, bedding, electronics, clothing, and jewelry. Additional stores within Overstock include Worldstock.com, dedicated to selling artisan-crafted products to help developing nations around the world, and Main Street Revolution, supporting small-scale entrepreneurs in the U.S. by providing them with a national customer base. Other community-focused initiatives include Farmers Market and pet adoptions.  Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co and regularly posts information about the company and other related matters under Investor Relations on its website.

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock, and OVillage are registered trademarks of Overstock.com, Inc.  O.biz and Space Shift are also trademarks of Overstock.com, Inc.  Other service marks, trademarks, and trade names which may be referred to herein are the property of their respective owners.

The slides reprinted above contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact.  Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Form 10-Q for the quarter ended September 30, 2016, which was filed with the SEC on Nov. 3, 2016, and any subsequent filings with the SEC.

Overstock.com, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Prospectus Supplement dated November 14, 2016, and other documents that Overstock.com, Inc. has filed with the SEC for more complete information about Overstock.com, Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Overstock.com, Inc. will arrange to send you the prospectus if you request it by calling 1-801-947-5409.

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